EXHIBIT 99
15985 East High Street
P. O. Box 35
Middlefield, Ohio 44062
Phone: 440/632-1666 FAX: 440/632-1700
www.middlefieldbank.com
PRESS RELEASE

Contact:	James R. Heslop, 2nd Executive Vice President/Chief Operating Officer (440) 632-1666 Ext. 3219 jheslop@middlefieldbank.com
Middlefield Banc Corp. Reports Second Quarter 2009 Financial Results
MIDDLEFIELD, OHIO, July 15, 2009 ♦♦♦♦ Middlefield Banc Corp. (Pink Sheets: MBCN) reported net income for the second quarter of 2009 of $461,000, a $322,000, or 41.2% decrease, from the $783,000 earned during the second quarter of 2008. Net income for the six months ended June 30, 2009, was $1,064,000, a $456,000, or 30.0% decrease from the $1,520,000 earned during the same period in 2008. Diluted earnings per share for the second quarter of 2009 were $0.30 compared to $0.51 for the same period in 2008. Year-to-date diluted earnings per share were $0.69 in 2009 compared to $0.98 in 2008.
The single most significant impact to the company’s year-to-date earnings was an increase in the amount of premiums paid for FDIC insurance coverage. This expense totaled $443,000 for the six months ended June 30, 2009, a $397,000 increase from the $46,000 recorded for the same period in 2008. In addition to its regular assessment increase, the FDIC issued a special one-time assessment to replenish reserves depleted by bank failures in the last two years. The special assessment totaled $220,000 and was expensed entirely in the first six months of 2009.
“As noted at the end of the first quarter, we have been concerned about the effect on earnings that would be caused by the higher levels of FDIC insurance premiums, especially the one-time special assessment,” stated Thomas G. Caldwell, President and Chief Executive Officer of Middlefield Banc Corp. “While the deposit insurance structure is appreciated, our banks have not been contributors to the issues that have created problems within the financial services sector.”
Caldwell continued, “Although our expansion into new markets has had the expected negative impact on our expense structure, we have positioned ourselves for expanded earnings potential in the future. Even with the short-term impact of increased FDIC insurance premiums and market growth, both subsidiary banks of Middlefield Banc Corp. remain safe, solid, and sound. We continue to be focused on contributing to a strong and viable economy by seeking solid opportunities to assist families and businesses within our market areas.”

Net interest income, the core of the company’s earnings, totaled $6,584,000 for the first six months of 2009. This represents an increase of $755,000, or 13.0%, from the first six months of 2008. The improvement in net interest income was primarily generated by $1,227,000 in savings on deposit costs, a reduction of 16.5%. Rate decreases throughout the year have enabled the company to hold deposit rates significantly lower in 2009 compared to 2008. Conversely, the lower rates, especially a lower Prime Rate, led to a decrease in total interest income of $472,000, or 3.6%. Despite modest growth in the loan portfolio, the majority of the new loans have been issued at interest rates lower than the average portfolio rate, thereby reducing the interest earnings on loans.
For the three-month period of 2009, the provision for loan losses was $260,000, which reflected an increase of $165,000 over the provision for the same period of 2008. On a year-to-date basis, the company provided $414,000 for loan losses, which was $244,000 higher than the comparable period of 2008. The level of provision was a result of overall growth in the loan portfolio, as well as the higher level of non-performing loans.
Non-interest income decreased $1,000, or 0.2%, and $15,000, or 1.2%, for the three and six months ended June 30, 2009, respectively, compared to the same periods of 2008. This decrease is primarily a result of lower earnings on bank-owned life insurance, precipitated by the lower interest rate environment and, for the six-month period, a decrease in the level of deposit service charges. Other non-interest income increased during both periods, led by revenue from investment services, which reflected an increase of $21,000 for the six-month period.
Total operating expenses increased $724,000, or 28.1%, and $1,204,000, or 23.6%, for the respective three and six month periods ended June 30, 2009, when compared to the same periods of 2008. The higher FDIC insurance expenses contributed $242,000 and $397,000, respectively, to the quarter and year-to-date increase in operating expenses. Higher salary and benefit costs, which increased $411,000, or 36.5%, and $587,000, or 25.3%, over the three and six month periods ended June 30, 2008, were primarily driven by the addition of two banking offices. The Cortland office of The Middlefield Banking Company opened in June of 2008, while the Westerville office of Emerald Bank was acquired in November 2008. Increasing health insurance costs are reflected in an expense increase of $133,000 for the six months of 2009 over that recorded for the like period of the prior year.
Data processing costs increased $30,000 for the three-month period and $70,000 for the six-month period over the 2008 level. These increases were driven by both the addition of the two banking offices and by an increase in customer count. Other non-interest expenses for 2009 reflected an increase of $114,000 for the six-month period over 2008. The most significant factor in this change was the recognition of a $55,000 loss on other real estate owned. Other increases over the 2008 six month period included $23,000 for exams and audits, $18,000 for other insurance, and $18,000 in ATM fees.
The company’s annualized return on average assets (ROA) and return on average equity (ROE) for the second quarter were 0.39% and 5.22%, respectively, compared with 0.70% and 9.11% for the second quarter of 2008. For the first six months of 2009, the company’s annualized ROA was 0.45% compared to 0.68% in 2008, while the ROE was 6.04% compared to 8.86% for the same period of 2008.
As of June 30, 2009, the company reported total assets of $479.7 million, up 7.2% from the mid-year point of 2008, and showing an increase of 2.5% for the first six months of 2009. Total deposits grew for the first six months of 2009 at a pace of $15.7 million, to end at $410.5 million. Net loans reported as of June 30, 2009, were $331.8 million, up $13.8 million for the six-month period.

At June 30, 2009, the allowance for loan losses as a percentage of total loans was 1.09%, nearly equal to the 1.08% reported at June 30, 2008. The ratio of non-performing loans to total loans stood at 4.18% as of June 30, 2009. Net charge-offs for the quarter and for the year-to-date were $212,000 and $303,000, respectively. Annualized net charge-offs for the six-month period of 2009 stood at 0.09%, compared to 0.01% at the mid-point of 2008.
“We are very pleased with the improvement in our net interest income,” commented Donald L. Stacy, Treasurer and Chief Financial Officer of Middlefield Banc Corp. “Our efforts to reduce our funding costs have proven to be the correct course of action and are reflected in the improved net interest margin.”
“We firmly believe that our excellent liquidity, ample reserves, and strong capital will show Middlefield Banc Corp. to be well placed in the Ohio banking sector. Our focus remains firmly set on being an outstanding community banking company and we continue with our belief that the best approach is without seeking any government assistance,” continued Stacy.
Middlefield Banc Corp., headquartered in Middlefield, Ohio, is a financial holding company with total assets of $479.7 million. The company’s lead bank, The Middlefield Banking Company, operates full service banking centers and a UVEST Financial Services® brokerage office serving Chardon, Cortland, Garrettsville, Mantua, Middlefield, Newbury, and Orwell, Ohio. The company also serves the central Ohio market through its Emerald Bank subsidiary, with offices in Dublin and Westerville, Ohio. Additional information is available at www.middlefieldbank.com and www.emeraldbank.com.
This press release of Middlefield Banc Corp. and the reports Middlefield Banc Corp. files with the Securities and Exchange Commission often contain “forward-looking statements” relating to present or future trends or factors affecting the banking industry and, specifically, the financial operations, markets and products of Middlefield Banc Corp. These forward-looking statements involve certain risks and uncertainties. There are a number of important factors that could cause Middlefield Banc Corp.’s future results to differ materially from historical performance or projected performance. These factors include, but are not limited to: (1) a significant increase in competitive pressures among financial institutions; (2) changes in the interest rate environment that may reduce interest margins; (3) changes in prepayment speeds, charge-offs and loan loss provisions; (4) less favorable than expected general economic conditions; (5) legislative or regulatory changes that may adversely affect businesses in which Middlefield Banc Corp. is engaged; (6) technological issues which may adversely affect Middlefield Banc Corp.’s financial operations or customers; (7) changes in the securities markets; or (8) risk factors mentioned in the reports and registration statements Middlefield Banc Corp. files with the Securities and Exchange Commission. Middlefield Banc Corp. undertakes no obligation to release revisions to these forward-looking statements or to reflect events or circumstances after the date of this press release.

MIDDLEFIELD BANC CORP.
Consolidated Selected Financial Highlights
June 30, 2009 and 2008 and December 31, 2008

	(unaudited)		(unaudited)
	June 30,	December 31,	June 30,
Balance Sheet (period end)	2009	2008	2008
Assets
Cash and due from banks	$9,169,682	$9,795,248	$9,502,382
Federal funds sold	7,530,082	7,548,000	790,062
Interest-bearing deposits in other institutions	120,056	112,215	110,387

Cash and cash equivalents	16,819,820	17,455,463	10,402,831
Investment securities available for sale	101,635,476	104,270,366	93,797,174
Loans:	335,513,351	321,575,293	319,350,603
Less: reserve for loan losses	3,668,122	3,556,763	3,434,993

Net loans	331,845,229	318,018,530	315,915,610
Premises and equipment	8,300,496	8,448,915	7,974,133
Goodwill	4,558,687	4,558,687	4,371,207
Bank-owned life insurance	7,569,318	7,440,687	7,295,844
Accrued interest receivable and other assets	8,990,338	7,654,287	7,597,413

Total Assets	$479,719,364	$467,846,935	$447,354,212

	June 30,	December 31,	June 30,
	2009	2008	2008
Liabilities and Stockholders’ Equity
Non-interest bearing demand deposits	$41,512,139	$42,357,154	$43,132,291
Interest bearing demand deposits	30,732,983	26,404,660	23,501,076
Money market accounts	34,704,138	27,845,438	24,849,884
Savings deposits	87,205,502	68,968,844	71,953,596
Time deposits	216,345,304	229,243,506	210,651,595

Total Deposits	410,500,065	394,819,602	374,088,442
Short-term borrowings	1,237,795	1,886,253	1,402,320
Federal funds purchased	0	0	4,310,000
Other borrowings	30,104,627	33,903,019	31,656,317
Other liabilities	2,198,215	2,178,813	2,262,658

Total Liabilities	444,040,702	432,787,687	413,719,737

Common equity	27,617,948	27,301,403	26,900,738
Retained earnings	15,050,193	14,786,353	14,594,769
Accumulated other comprehensive income	(255,872)	(294,901)	(1,127,425)
Treasury stock	(6,733,607)	(6,733,607)	(6,733,607)

Total Stockholders’ Equity	35,678,662	35,059,248	33,634,475

Total Liabilities and Stockholders’ Equity	$479,719,364	$467,846,935	$447,354,212

MIDDLEFIELD BANC CORP.
Consolidated Selected Financial Highlights
June 30, 2009 and 2008
 (unaudited, dollars in thousands, except per share amounts)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
INTEREST INCOME
Interest and fees on loans	$4,906,206	$5,393,090	$9,904,308	$10,848,364
Interest-bearing deposits in other institutions	2,272	3,638	9,507	8,841
Federal funds sold	3,285	22,982	7,041	102,286
Investment securities
Taxable interest	924,120	606,382	1,777,317	1,171,461
Tax-exempt interest	453,894	456,932	900,218	910,875
Dividends on FHLB Stock	15,395	29,612	30,764	59,012

Total interest income	6,305,172	6,512,636	12,629,155	13,100,839
INTEREST EXPENSE
Deposits	2,558,647	3,098,688	5,274,867	6,432,668
Short term borrowings	4,511	7,288	10,174	17,183
Other borrowings	371,475	407,874	760,130	821,985

Total interest expense	2,934,633	3,513,850	6,045,171	7,271,836

NET INTEREST INCOME	3,370,539	2,998,786	6,583,984	5,829,003
Provision for loan losses	260,000	95,000	414,000	170,000

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	3,110,539	2,903,786	6,169,984	5,659,003

NONINTEREST INCOME
Service charges on deposits	466,652	459,033	905,565	924,561
Earnings on bank-owned life insurance	60,054	72,374	128,631	142,462
Other income	109,514	97,060	225,475	198,895
Net securities gains (losses)	—	8,750	—	8,750

Total non-interest income	636,220	637,217	1,259,671	1,274,668
NONINTEREST EXPENSE
Salaries and employee benefits	1,538,004	1,126,754	2,908,584	2,321,173
Occupancy expense	220,854	209,403	475,770	440,586
Equipment expense	150,738	139,326	273,433	285,436
Data processing costs	218,865	188,785	467,747	398,065
Ohio state franchise tax	123,300	117,000	246,600	234,000
FDIC assessment	271,119	28,790	443,160	45,692
Other operating expense	780,117	768,916	1,483,491	1,369,694

Total non-interest expense	3,302,997	2,578,974	6,298,785	5,094,646

Income before income taxes	443,762	962,029	1,130,870	1,839,025
Provision for income taxes	(17,000)	179,000	67,000	319,000

NET INCOME	$460,762	$783,029	$1,063,870	$1,520,025

Per common share data
Net income per common share — basic	$0.30	$0.51	$0.69	$0.99
Net income per common share — diluted	$0.30	$0.51	$0.69	$0.98
Dividends declared	$0.26	$0.26	$0.52	$0.51
Book value per share(period end)	$23.02	$22.09	$23.02	$22.09
Tangible book value per share (period end)	$20.08	$19.22	$20.08	$19.22
Dividend payout ratio	86.97%	36.41%	75.20%	51.45%
Average shares outstanding — basic	1,541,960	1,530,255	1,539,814	1,539,149
Average shares outstanding -diluted	1,543,538	1,548,607	1,541,405	1,558,494
Period ending shares outstanding	1,549,852	1,522,390	1,549,852	1,522,390

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Selected ratios
Return on average assets	0.39%	0.70%	0.45%	0.68%
Return on average equity	5.22%	9.11%	6.04%	8.86%
Yield on earning assets	5.96%	6.44%	6.01%	6.51%
Cost of interest bearing liabilities	2.97%	3.80%	3.11%	3.96%
Net interest spread	2.98%	2.64%	2.90%	2.56%
Net interest margin	3.28%	3.09%	3.23%	3.03%
Efficiency (1)	77.89%	66.62%	75.82%	67.28%
Equity to assets at period end	7.44%	7.52%	7.44%	7.52%

(1)	The efficiency ratio is calculated by dividing non-interest expense less amortization of intangibles by the sum of net interest income on a fully taxable equivalent basis plus non-interest income.

	June 30,	June 30,
Asset quality data	2009	2008
Non-accrual loans	$12,702,879	$3,971,595
90 days past due and accruing	1,320,595	2,558,056

Non-performing loans	14,023,473	6,529,651
Other real estate owned	1,967,216	910,966

Non-performing assets	$15,990,689	$7,440,617

Allowance for loan losses	$3,668,122	$3,434,993
Allowance for loan losses/total loans	1.09%	1.08%
Net charge-offs:
Quarter-to-date	$212	$11
Year-to-date	303	34
Net charge-offs to average loans
Quarter-to-date	0.06%	0.00%
Year-to-date	0.09%	0.01%
Non-performing loans/total loans	4.18%	2.04%
Allowance for loan losses/non-performing loans	26.16%	46.17%